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[LETTERHEAD]





                                           May 23, 1994



Board of Directors
Tele-Communications, Inc.
5619 DTC Parkway
Englewood, Colorado  80111

             Re: Offer to Exchange (the "Offer") 9.55% Senior Notes, Series A, due December 15, 2001, 8.67% Senior Notes, Series B, due August 31, 2002, 8.85% Senior Notes, Series C, due August 31, 2002, 9.82% Senior Notes, Series D, due September 30, 1997 and 10.25% Senior Notes, Series E, due September 30, 2000 (the "Senior Notes") for certain outstanding Senior Notes (the "Existing Notes")

Gentlemen:

             We have acted as special counsel to Tele-Communications, Inc., a Delaware corporation (the "Company"), in connection with its offer to exchange the Senior Notes for the Existing Notes. In that capacity we have examined the Existing Notes, the Senior Notes, the Note Exchange Agreement, dated as of July 1, 1993, as amended, between the Company and certain institutional investor, the Indenture, dated as of April 15, 1994 between the Company and The Bank of New York, as Trustee, under which the Senior Notes will be issued, the Registration Statement on Form S-4 (Registration No. 33-53157) (the "Registration Statement"), the prospectus contained therein (the "Prospectus") and such other documents and records, and we have made such other investigations, as we have deemed necessary to enable us to state the opinion expressed below. As to certain factual matters, we have relied upon the statements and representations contained in the Registration Statement.

             Our opinion is limited to matters governed by the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations, rulings and interpretations (judicial and otherwise) thereof as in effect on the date hereof.

             On the basis of our examination and subject to our stated qualifications, assumptions and limitations, in our opinion:
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Board of Directors
May 23, 1994
Page 2



             The section of the Prospectus entitled "Certain Federal Income Tax Considerations" provides a fair summary in all material respects of all material federal income tax consequences of the Offer.

             The opinion set forth above is based on the Code and underlying regulations, including proposed regulations, rulings and interpretations (judicial and otherwise) in effect on the date hereof and we disclaim any responsibility to update this opinion letter. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax consequences described in the Prospectus.

             We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations promulgated thereunder.

                                         Very truly yours,


                                         /s/ Sherman & Howard L.L.C.



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